Exhibit 10.3

TYSON FOODS, INC.
2000 STOCK INCENTIVE PLAN
(As Amended and Restated Effective February 8, 2018)

Exhibit 10.3

TYSON FOODS, INC.
2000 STOCK INCENTIVE PLAN
(As Amended and Restated Effective February 8, 2018)

i

Exhibit 10.3

5.1 Withholding	16
5.2 Changes in Capitalization; Merger; Liquidation	17
5.3 Compliance with Code	18
5.4 Right to Terminate Employment or Service Relationship	18
5.5 Non-alienation of Benefits	19
5.6 Restrictions on Delivery and Sale of Shares; Legends	19
5.7 Listing and Legal Compliance	19
5.8 Termination and Amendment of the Plan	19
5.9 Stockholder Approval	20
5.1 Choice of Law	20
Appendix A

ii

Exhibit 10.3

TYSON FOODS, INC.
2000 STOCK INCENTIVE PLAN
(As Amended and Restated Effective February 8, 2018)

SECTION 1- DEFINITIONS

1.1    Definitions. Whenever used herein, the masculine pronoun will be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases are used herein with the meaning thereafter ascribed:

(a)    “Affiliate” means (i) any Subsidiary; (ii) an entity that directly or through one or more intermediaries controls, is controlled by, or is under common control with the Company, as determined by the Company; or (3) any entity in which the Company has such a significant interest that the Company determines it should be deemed an “Affiliate”, as determined in the sole discretion of the Company.

(b)    “Board of Directors” means the board of directors of the Company.

(c)    “Change in Control” except as may otherwise be explicitly specified in a Stock Incentive Agreement or Stock Incentive Program, means any one of the following events which may occur after the date hereof:

(1)    the acquisition by any individual, entity or “group,” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes any such Person to own twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities then entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this Section, the following shall not be deemed to result in a Change in Control, (i) any acquisition directly from the Company, unless such a Person subsequently acquires additional shares of Outstanding Voting Securities other than from the Company, in which case any such subsequent acquisition shall be deemed to be a Change in Control; or (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

(2)    a merger, consolidation, share exchange, combination, reorganization or like transaction involving the Company in which the stockholders of the Company immediately prior to such transaction do not own at least fifty percent (50%) of the value or voting power of the issued and outstanding capital stock of the Company or its successor immediately after such transaction;

(3)    the sale or transfer (other than as security for the Company’s obligations) of more than fifty percent (50%) of the assets of the Company in any one transaction or a series of related transactions occurring within a one (1) year period in which the Company, any corporation controlled by the Company or the stockholders of the Company immediately prior to the transaction do not own at least fifty percent (50%) of the value or voting power of the issued and outstanding equity securities of the acquiror immediately after the transaction;

(4)    the sale or transfer of more than fifty percent (50%) of the value or voting power of the issued and outstanding capital stock of the Company by the holders thereof in any one transaction or a series of related transactions occurring within a one (1) year period in which the Company, any corporation controlled by the Company or the stockholders of the Company immediately prior to the transaction do not own at least fifty percent (50%) of the value or voting power of the issued and outstanding equity securities of the acquiror immediately after the transaction;

(5)    within any twelve-month period the persons who were directors of the Company immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors; provided that no director whose initial assumption of office is in connection with an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) relating to the election of directors of the Company shall be deemed to be an Incumbent Director; or

(6)    the dissolution or liquidation of the Company;

provided, however, that with respect to any Stock Incentive subject to the time and form of payment rules Code Section 409A and which provides for payment due to a Change in Control, “Change in Control” shall mean “a change in ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of a corporation” as defined in Code Section 409A (as may be modified under the Stock Incentive Agreement or Stock Incentive Program and as permitted by Code Section 409A).

(d)    “Code” means the Internal Revenue Code of 1986, as amended.

(e)    “Committee” means the committee appointed by the Board of Directors to administer the Plan. The Board of Directors shall consider the advisability of whether the members of the Committee shall consist solely of at least two members of the Board of Directors who are both “outside directors” as defined in Treas. Reg. § 1.162-27(e) as promulgated by the Internal Revenue Service, “non-employee directors” as defined in Rule 16b-3(b)(3) as promulgated under the Exchange Act, and if applicable, who satisfy the independence requirements of the national securities exchange or nationally recognized quotation or market system on which the Stock is then traded. Notwithstanding the foregoing, with respect to Stock Incentives granted by an officer or officers of the Company and/or the Chairperson of the Committee pursuant to Section 2.3(b), the “Committee” as used in the Plan shall mean such officer or officers and/or such Chairperson, unless the context would clearly indicate otherwise.

(f)    “Company” means Tyson Foods, Inc., a Delaware corporation.

(g)    “Disability” unless otherwise defined by the Committee in the applicable Stock Incentive Agreement or Stock Incentive Program, has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by the Company or, if applicable, any Affiliate of the Company for the Participant. If no long-term disability plan or policy was ever maintained on behalf of the Participant or, if the determination of Disability relates to an Incentive Stock Option, Disability means that condition described in Code Section 22(e)(3), as amended from time to time. In the event of a dispute, the determination of Disability will be made by the Committee and will be supported by advice of a physician competent in the area to which such Disability relates. Notwithstanding the foregoing, with respect to any Stock Incentive subject to the time and form of payment rules Code Section 409A and which provides for payment due to a Disability, “Disability” shall mean “disability” as defined in Code Section 409A (as may be modified under the Stock Incentive Agreement or Stock Incentive Program and as permitted by Code Section 409A).

(h)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(i)    “Exercise Price” has the meaning ascribed to it in Section 3.2(a).

(j)    “Fair Market Value” with regard to a date means the closing price at which Stock shall have been sold on that date or the last trading date prior to that date as reported by the New York Stock Exchange and published in The Wall Street Journal.

(k)    “Incentive Stock Option” means an incentive stock option contemplated by the provisions of Code Section 422 or any successor thereto.

(l)    “Nonqualified Stock Option” means an option that is not designated as, or otherwise intended to be, an Incentive Stock Option.

(m)    “Option” means a Nonqualified Stock Option or an Incentive Stock Option.

(n)    “Other Stock-Based Award” means a Stock Incentive described in Section 3.4 that has a value that is derivative of the value of, determined by reference to a number of shares of, or determined by reference to dividends payable on, Stock and may be settled in cash or in Stock. Other Stock-Based Awards may include, but not be limited to, grants of Stock, grants of rights to receive Stock in the future, or dividend equivalent rights.

(o)    “Over 10% Owner” means an individual who at the time an Incentive Stock Option is granted owns Company stock possessing more than 10% of the total combined voting power of the Company or one of its Subsidiaries, determined by applying the attribution rules of Code Section 424(d).

(p)    “Participant” means an individual who receives a Stock Incentive hereunder.

(q)    “Performance Goals” means the measurable performance objectives, if any, established by the Committee for a Performance Period that are to be achieved with respect to a Stock Incentive granted to a Participant under the Plan. Performance Goals may be described in terms of Company-wide objectives or in terms of objectives that are related to performance of the division, Affiliate, department or function within the Company or an Affiliate in which the Participant receiving the Stock Incentive is employed or on which the Participant’s efforts have the most influence. The achievement of the Performance Goals established by the Committee for any Performance Period will be determined without regard to the effect on such Performance Goals of any acquisition or disposition by the Company of a trade or business, or of substantially all of the assets of a trade or business, during the Performance Period. The Performance Goals established by the Committee for any Performance Period under the Plan will consist of one or more of the following:
(1)    earnings per share and/or growth in earnings per share;
(2)    operating cash flow and/or growth in operating cash flow;
(3)    cash available;
(4)    net income and/or growth in net income;
(5)    revenue and/or growth in revenue;
(6)    total shareholder return (measured as the total of the appreciation of, and dividends declared on, the Stock);
(7)    return on invested capital;
(8)    return on shareholder equity;
(9)    return on assets;
(10)    return on common book equity;
(11)    operating income;
(12)    EBIT, EBITDA or EBITDAR; or
(13)    Company stock price performance.

The Performance Goals may be established individually, alternatively, or in any combination, and measured either quarterly, annually, or cumulatively over a period of quarters or years, on an absolute basis or relative to a pre-established target, including in relation to previous quarters’ or years’ results or to a designated comparison group.

The Committee may appropriately adjust any evaluation of performance under a Performance Goal to remove the effect of equity compensation expense under ASC 718, amortization of acquired technology and intangibles, and significant impairments; litigation or claim judgments or settlements; the effect of changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results; accruals for restructuring and related programs; discontinued operations; gains and losses associated with the sale or closure of operations; and any items that are extraordinary, unusual in nature, non-recurring or infrequent in occurrence, except where such action would result in the loss of the otherwise available exemption of the Stock Incentive under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Performance Goals or minimum acceptable level of achievement.

(r)    “Performance Period” means, with respect to a Stock Incentive, a period of time within which the Performance Goals relating to such Stock Incentive are to be measured. The Performance Period will be established by the Committee at the time the Stock Incentive is granted.

(s)    “Plan” means the Tyson Foods, Inc. 2000 Stock Incentive Plan.

(t)    “Separation from Service” shall mean a termination of a Participant’s employment or other service relationship with the Company, subject to the following requirements:

(1)        in the case of a Participant who is an employee of the Company, a termination of the Participant’s employment where either (i) the Participant has ceased to perform any services for the Company and all affiliated companies that, together with the Company, constitute the “service recipient” within the meaning of Code Section 409A (collectively, the “Service Recipient”) or (ii) the level of bona fide services the Participant performs for the Service Recipient after a given date (whether as an employee or as an independent contractor) permanently decreases (excluding a decrease as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Service Recipient under an applicable statute or by contract) to no more than twenty percent (20%) of the average level of bona fide services performed for the Service Recipient (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of service if the Participant has been providing services to the Service Recipient for less than 36 months); or

(2)    in the case of a Participant who is an independent contractor engaged by the Service Recipient, a termination of the Participant’s service relationship with the Service Recipient where (i) the contract (or in the case of more than one contract, all contracts) under which services are performed for the Service Recipient expires, if the expiration constitutes a good-faith and complete termination of the contractual relationship; or (ii) with respect to amounts payable to the Participant under a Stock Incentive upon the termination of the independent contractor’s relationship with the Service Recipient, no amount will be paid to the Participant before a date that is at least twelve (12) months after the day on which the contract expires under which the Participant performs services for the Service Recipient (or, in the case of more than one contract, all such contracts expire) and no amount payable to the Participant on that date will actually be paid to the Participant if, after the expiration of the contract (or contracts) and before that date, the Participant performs services for the Service Recipient as an independent contractor or an employee; or

(3)    in any case, as may otherwise be permitted under Code Section 409A.

(u)    “Stock” means the Company’s Class A $.10 par value common stock.

(v)    “Stock Appreciation Right” means a stock appreciation right described in Section 3.3.

(w)    “Stock Incentive Agreement” means a (1) written agreement between the Company and a Participant evidencing an award of a Stock Incentive or (2) an electronic notice of award grant in a form approved by the Company and recorded by the Company in an electronic recordkeeping system used for the purpose of tracking award grants under the Plan generally and, if required by the Committee, executed or otherwise electronically accepted by the recipient of the award in such form and manner as the Committee may require.

(x)    “Stock Incentive Program” means a written program established by the Committee, pursuant to which Stock Incentives are awarded under the Plan under uniform terms, conditions and restrictions set forth in such written program.

(y)    “Stock Incentives” means, collectively, Options, Stock Appreciation Rights, and Other Stock-Based Awards.

(z)    “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, with respect to Incentive Stock Options, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(aa)    “Termination of Employment” means the termination of the employee-employer relationship between a Participant and the Company and its Affiliates, regardless of whether severance or similar payments are made to the Participant for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or retirement. The Committee will, in its absolute discretion, determine the effect of all matters and questions relating to a Termination of Employment, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Employment.

SECTION 2- THE STOCK INCENTIVE PLAN

2.1    Purpose of the Plan. The Plan is intended to (a) provide incentive to officers, employees, directors, consultants and other service providers of the Company and its Affiliates to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage stock ownership by officers, employees, directors, consultants and other service providers by providing them with a means to acquire a proprietary interest in the Company, acquire shares of Stock, or to receive compensation which is based upon appreciation in the value of Stock; and (c) provide a means of obtaining, rewarding and retaining such key personnel.

2.2    Stock Subject to the Plan. Subject to adjustment in accordance with Section 5.2, 90,000,000 shares of Stock (the “Maximum Plan Shares”) are hereby reserved exclusively for issuance pursuant to Stock Incentives, all or any of which may be pursuant to any one or more Stock Incentives, including without limitation, Incentive Stock Options. At no time may the Company have outstanding Stock Incentives and shares of Stock issued in respect of Stock Incentives under the Plan in excess of the Maximum Plan Shares. Shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an award that is settled in cash. The shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Stock Incentive that is forfeited or cancelled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full will again be available for purposes of the Plan. For purposes of determining the number of shares of Stock issued upon the exercise, settlement or grant of a Stock Incentive under this Section, (a) any shares of Stock withheld to satisfy tax withholding obligations or the Exercise Price shall be considered issued under the Plan and (b) the settlement of a Stock Appreciation Right shall be treated as a settlement in shares of Stock without regard to whether settlement was in cash or shares of Stock.

2.3    Administration of the Plan.

(a)    The Plan is administered by the Committee.  The Committee has full authority in its discretion to determine the officers, employees, directors, consultants and service providers of the Company or its Affiliates to whom Stock Incentives will be granted and the terms and provisions of Stock Incentives, subject to the Plan. Subject to the provisions of the Plan, the Committee has full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to correct any defect or reconcile any inconsistency in the Plan or between the Plan and any Stock Incentive Agreement or Stock Incentive Program; to determine the terms and provisions of the respective Stock Incentive Agreements and to make all other determinations necessary or advisable for the proper administration of the Plan.  The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated).  The Committee’s decisions are final and binding on all Participants.

(b)    Notwithstanding any other provision of this Plan, the Board of Directors or the Committee, may by resolution authorize one or more officers of the Company and/or the Chairman of the Committee to do one or more of the following: (1) designate individuals (other than officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act) to receive Stock Incentives under the Plan; (2) determine the number of shares of Stock subject to such Stock Incentives; provided however, that the resolution shall specify the total number of shares of Stock that may be granted subject to such Stock Incentives; (3) interpret the provisions of a Stock Incentive Agreement or Stock Incentive Program; and / or (4) determine the treatment of Stock Incentives upon a Termination of Employment or Separation from Service.

2.4    Eligibility and Limits.  Stock Incentives may be granted only to officers, employees, directors, consultants and other service providers of the Company or any Affiliate of the Company; provided, however, that an Incentive Stock Option may only be granted to an employee of the Company or any Subsidiary. In the case of Incentive Stock Options, the aggregate Fair Market Value (determined as at the date an Incentive Stock Option is granted) of Stock with respect to which stock options intended to meet the requirements of Code Section 422 become exercisable for the first time by an individual during any calendar year under all plans of the Company and its Subsidiaries may not exceed $100,000; provided further, that if the limitation is exceeded, the Incentive Stock Option(s) which cause the limitation to be exceeded will be treated as Nonqualified Stock Option(s).

2.5    Service Providers Outside of the United States.  Without amending the Plan, the Committee shall have the power and authority to determine which Affiliates shall be covered by this Plan and which service providers outside the United States of America shall be eligible to participate in the Plan. The Committee may adopt, amend or rescind rules, procedures, or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws, procedures, and practices. Any such rules, procedures, or sub-plans may be reflected on Appendix A, as updated by the Company from time to time. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures, and sub-plans with provisions that limit or modify rights on death, disability, or retirement or on Separation from Service or Termination of Employment; available methods of exercise or settlement of a Stock Incentive; payment of income, social insurance contributions and payroll taxes; the withholding procedures and handling of any stock certificates or other indicia of ownership which vary with local requirements. Any such Stock Incentive shall conform to the requirements set forth in the Plan, except to the limited extent a modification is necessary for the Stock Incentive to comply with an applicable local law.

SECTION 3- TERMS OF STOCK INCENTIVES

3.1    Terms and Conditions of All Stock Incentives.

(a)    The number of shares of Stock as to which a Stock Incentive may be granted will be determined by the Committee in its sole discretion, subject to the provisions of Section 2.2 as to the total number of shares available for grants under the Plan and subject to the limits on Options, Stock Appreciation Rights and other Stock Incentives as described in the following sentence. To the extent required under Section 162(m) of the Code and the regulations thereunder for compensation to be treated as qualified performance-based compensation, the maximum number of shares of Stock with respect to which (1) Options, (2) Stock Appreciation Rights and (3) Other Stock-Based Awards that are not settled in cash (to the extent they are granted with the intent that they qualify as performance-based compensation under Section 162(m) of the Code) may be granted during any calendar year to any employee may not exceed 1,000,000, subject to adjustment in accordance with Section 5.2 and the maximum aggregate dollar amount that may be paid in any calendar year to any employee with respect to Other Stock-Based Awards that are payable in cash may not exceed Five Million Dollars ($5,000,000). In applying this limitation, if an Option or Stock

Appreciation Right, or any portion thereof, granted to an employee is cancelled or repriced for any reason, then the shares of Stock attributable to such cancellation or repricing either shall continue to be counted as an outstanding grant or shall be counted as a new grant of shares of Stock, as the case may be, against the affected employee’s 1,000,000 share limit for the appropriate calendar year.

(b)    Each Stock Incentive will either be evidenced by a Stock Incentive Agreement in such form and containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals or other performance criteria, if any, that must be achieved as a condition to vesting or settlement of the Stock Incentive, or be made subject to the terms of a Stock Incentive Program, containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals or other performance criteria, if any, that must be achieved as a condition to vesting or payment of the Stock Incentive. Each Stock Incentive Agreement or Stock Incentive Program is subject to the terms of the Plan and any provisions contained in the Stock Incentive Agreement or Stock Incentive Program that are inconsistent with the Plan are null and void. Other than Stock Incentives granted as inducements to the hiring of an eligible service provider or Stock Incentives subject to performance criteria, any Stock Incentive granted to a Participant who is an employee shall be subject to a minimum vesting period of twelve (12) months, with permissible exceptions for death, Disability, retirement, an involuntary termination of service, extraordinary corporate events such as a Change in Control, or other extenuating circumstance, as may be set forth by the applicable Stock Incentive Agreement or Stock Incentive Program or, in the absence of such provision, as the Committee may subsequently determine.

(c)    Performance Goals, if any, shall be established before twenty-five percent (25%) of the Performance Period has elapsed, but in no event later than within ninety (90) days after the first day of a Performance Period. At the time any Performance Goals are established, the outcome as to whether the Performance Goals will be met must be substantially uncertain. If any Performance Goals are established as a condition to vesting or settlement of a Stock Incentive and such Performance Goal is not based solely on the increase in the Fair Market Value of the Stock, the Committee shall certify in writing that the applicable Performance Goals were in fact satisfied before such Stock Incentive is vested or settled, as applicable, unless the Performance Goal is based solely on the increase in value of the Stock. Each Stock Incentive Agreement or Stock Incentive Program is subject to the terms of the Plan and any provisions contained in the Stock Incentive Agreement or Stock Incentive Program that are inconsistent with the Plan are null and void. To the extent a Stock Incentive is subject to Performance Goals with the intent that the Stock Incentive constitute performance-based compensation under Code Section 162(m), the Committee shall comply with all applicable requirements under Code Section 162(m) and the rules and regulations promulgated thereunder in granting, modifying, and settling such Stock Incentive. The Committee may, but is not required to, structure any Stock Incentive so as to qualify as performance-based compensation under Code Section 162(m) and Stock Incentives may be granted subject to performance criteria that are not intended to constitute Performance Goals.

(d)    The date a Stock Incentive is granted will be the date on which the Committee has approved the terms and conditions of the Stock Incentive and has determined the recipient of the Stock Incentive and the number of shares covered by the Stock Incentive, and has taken all such other actions necessary to complete the grant of the Stock Incentive.

(e)    Any Stock Incentive may be granted in connection with all or any portion of a previously or contemporaneously granted Stock Incentive. Exercise or vesting of a Stock Incentive granted in connection with another Stock Incentive may result in a pro rata surrender or cancellation of any related Stock Incentive, as specified in the applicable Stock Incentive Agreement or Stock Incentive Program.

(f)    Unless otherwise permitted by the Committee, Stock Incentives are not transferable or assignable except as provided in this Section. Following a Participant’s death, Stock Incentives shall be transferred or assigned to the Designated Beneficiary; or if the Participant does not have a Designated Beneficiary, to the Participant’s surviving spouse; or if the Participant is unmarried, to the Participant’s estate. Notwithstanding the foregoing, the Committee shall not permit Incentive Stock Options to be transferred or assigned except by will or by the laws of descent and distribution governing the State in which the Participant was domiciled at the time of the Participant’s death. Stock Incentives are exercisable, during the Participant’s lifetime, only by the Participant or by the legal representative of the Participant in the event of the Participant’s Disability. In the event of the death of the Participant, Stock Incentives are only exercisable by the Designated Beneficiary; or if the Participant does not have a Designated Beneficiary, by the Participant’s surviving spouse; or if the Participant is unmarried, by the legal representative of the Participant’s estate if one is appointed within ninety (90) days of the Participant’s death; or if no such legal representative is appointed, by the person(s) taking under the laws of descent and distribution governing the State in which the Participant was domiciled at the time of the Participant’s death. For purposes of this Section, the Participant’s ‘Designated Beneficiary’ is the beneficiary of the Participant designated in writing in the manner and within the time frame provided by the Committee. Notwithstanding the foregoing, this Section 3.1(f) shall not preclude transfer to the Company and transfer to facilitate the settlement of Stock Incentives consistent with the terms of the Plan and applicable law.

(g)    After the date of grant of a Stock Incentive, the Committee may, in its sole discretion, modify the terms and conditions of a Stock Incentive, except to the extent that such modification would be inconsistent with other provisions of the Plan or would adversely affect the rights of a Participant under the Stock Incentive (except as otherwise permitted under the Plan or Stock Incentive) or would be inconsistent with other provisions of the Plan; including the acceleration of the first twelve (12) months of a vesting period other than in accordance with Section 3.1(b).

(h)    In connection with the settlement of any Stock Incentive, the Committee may reduce the amount of any settlement proceeds otherwise due the Participant by any then outstanding indebtedness owed by the Participant to the Company or any Affiliate; provided, however, that no offset shall be applied if the action would cause adverse tax consequences under Section 409A of the Code.

3.2    Terms and Conditions of Options. Each Option granted under the Plan must be evidenced by a Stock Incentive Agreement. At the time any Option is granted, the Committee will determine whether the Option is to be an Incentive Stock Option described in Code Section 422 or a Nonqualified Stock Option, and the Option must be clearly identified as to its status as an Incentive Stock Option or a Nonqualified Stock Option.  Incentive Stock Options may only be granted to employees of the Company or any Subsidiary. At the time any Incentive Stock Option granted under the Plan is exercised, the Company will be entitled to legend the certificates representing the shares of Stock purchased pursuant to the Option to clearly identify them as representing the shares purchased upon the exercise of an Incentive Stock Option. An Incentive Stock Option may only be granted within ten (10) years from the earlier of the date the Plan is adopted or approved by the Company’s stockholders.

(a)    Option Price. Subject to adjustment in accordance with Section 5.2 and the other provisions of this Section 3.2, the exercise price (the “Exercise Price”) per share of Stock purchasable under any Option must be as set forth in the applicable Stock Incentive Agreement, but in no event may it be less than the Fair Market Value on the date the Option is granted. With respect to each grant of an Incentive Stock Option to a Participant who is an Over 10% Owner, the Exercise Price may not be less than 110% of the Fair Market Value on the date the Option is granted.

(b)    Option Term. Any Incentive Stock Option granted to a Participant who is not an Over 10% Owner is not exercisable after the expiration of ten (10) years after the date the Option is granted. Any Incentive Stock Option granted to an Over 10% Owner is not exercisable after the expiration of five (5) years after the date the Option is granted. The term of any Nonqualified Stock Option must be as specified in the applicable Stock Incentive Agreement.

(c)    Payment. Payment for all shares of Stock purchased pursuant to the exercise of an Option will be made in any form or manner authorized by the Committee in the Stock Incentive Agreement or by amendment thereto, including, but not limited to, cash or, if the Stock Incentive Agreement provides, but in any case subject to such procedures or restrictions as the Committee may impose:

(1)    by delivery or deemed delivery to the Company of a number of shares of Stock owned by the holder having an aggregate Fair Market Value of not less than the product of the Exercise Price multiplied by the number of shares the Participant intends to purchase upon exercise of the Option on the date of delivery;

(2)    in a cashless exercise through a broker; or

(3)    by having a number of shares of Stock withheld, the Fair Market Value of which as of the date of exercise is sufficient to satisfy the Exercise Price.

In its discretion, the Committee also may authorize (at the time an Option is granted or thereafter) Company financing to assist the Participant as to payment of the Exercise Price on such terms as may be offered by the Committee in its discretion. Payment must be made at the time that the Option or any part thereof is exercised, and no shares may be issued or delivered upon exercise of an option until full payment has been made by the Participant.  The holder of an Option, as such, has none of the rights of a stockholder.

(d)    Conditions to the Exercise of an Option. Each Option granted under the Plan is exercisable by whom, at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the Stock Incentive Agreement; provided, however, that subsequent to the grant of an Option, subject to the limitation in Section 3.1(b), the Committee, at any time before complete termination of such Option, may accelerate the time or times at which such Option may be exercised in whole or in part, including, without limitation, upon a Change in Control and may permit the Participant or any other designated person to exercise the Option, or any portion thereof, for all or part of the remaining Option term, notwithstanding any provision of the Stock Incentive Agreement to the contrary.

(e)    Termination of Incentive Stock Option. With respect to an Incentive Stock Option, in the event of Termination of Employment of a Participant, the Option or portion thereof held by the Participant which is unexercised will expire, terminate, and become unexercisable no later than the expiration of three (3) months after the date of Termination of Employment; provided, however, that in the case of a holder whose Termination of Employment is due to death or Disability, one (1) year will be substituted for such three (3) month period; provided, further that such time limits may be exceeded by the Committee under the terms of the grant, in which case, the Incentive Stock Option will be a Nonqualified Stock Option if it is exercised after the time limits that would otherwise apply. For purposes of this Subsection (e), Termination of Employment of the Participant will not be deemed to have occurred if the Participant is employed by another corporation (or a parent or subsidiary corporation of such other corporation) which has assumed the Incentive Stock Option of the Participant in a transaction to which Code Section 424(a) is applicable.

(f)    Special Provisions for Certain Substitute Options. Notwithstanding anything to the contrary in this Section 3.2, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) is applicable, may provide for an exercise price computed in accordance with such Code Section and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.

(g)    No Reload Grants. Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of shares of Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other option held by a Participant.

(h)    No Repricing. Except as provided in Section 5.2, without the approval of the Company’s stockholders the Exercise Price of an Option may not be reduced, directly or indirectly, after the grant of the Option, including any surrender of the Option in consideration of, or in exchange for: (1) the grant of a new Option having an Exercise Price below that of the Option that was surrendered; (2) Stock; (3) cash; or (4) any other Stock Incentive.

3.3    Terms and Conditions of Stock Appreciation Rights. Each Stock Appreciation Right granted under the Plan must be evidenced by a Stock Incentive Agreement.  A Stock Appreciation Right entitles the Participant to receive the excess of (1) the Fair Market Value of a specified or determinable number of shares of the Stock at the time of payment or exercise over (2) a specified or determinable price which, in the case of a Stock Appreciation Right granted in connection with an Option, may not be less than the Exercise Price for that number of shares subject to that Option. A Stock Appreciation Right granted in connection with a Stock Incentive may only be exercised to the extent that the related Stock Incentive has not been exercised, paid or otherwise settled.

(a)    Settlement. Upon settlement of a Stock Appreciation Right, the Company must pay to the Participant the appreciation in cash or shares of Stock (valued at the aggregate Fair Market Value on the date of payment or exercise) as provided in the Stock Incentive Agreement or, in the absence of such provision, as the Committee may determine.

(b)    Conditions to Exercise. Each Stock Appreciation Right granted under the Plan is exercisable or payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the Stock Incentive Agreement; provided, however, that subsequent to the grant of a Stock Appreciation Right, subject to the limitation in Section 3.1(b), the Committee, at any time before complete termination of such Stock Appreciation Right, may accelerate the time or times at which such Stock Appreciation Right may be exercised or paid in whole or in part.

(c)    No Repricing or Buyouts. Except as provided in Section 5.2, without the approval of the Company’s stockholders, the price of a Stock Appreciation Right may not be reduced, directly or indirectly, after the grant of the Stock Appreciation Right, including any surrender of the Stock Appreciation Right in consideration of, or in exchange for: (1) the grant of a new Stock Appreciation Right having a price below that of the Stock Appreciation Right that was surrendered; (2) Stock; (3) cash, or (4) any other Stock Incentive.

3.4    Terms and Conditions of Other Stock-Based Awards. An Other Stock-Based Award shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of any of the following: (i) a number of, or the value of, a specified or determinable number of shares of Stock granted by the Committee, (ii) a percentage or multiple of the value of a specified number of shares of Stock determined by the Committee, or (iii) dividend equivalents on a specified, or a determinable number, or a percentage or multiple of a specified number, of shares of Stock determined by the Committee. At the time of the grant, the Committee must determine the specified number of shares of Stock or the percentage or multiple of the specified number of shares of Stock, as may be applicable; and the Performance Goals or other performance criteria, if any, applicable to the determination of the ultimate payment value of the Other Stock-Based Award. The Committee may provide for an alternate percentage or multiple under certain specified conditions.

(a)    Payment. Payment in respect of Other Stock-Based Awards may be made by the Company in cash or shares of Stock (valued at Fair Market Value as of the date payment is owed) as provided in the applicable Stock Incentive Agreement or Stock Incentive Program or, in the absence of such provision, as the Committee may determine.

(b)    Conditions to Payment. Each Other Stock-Based Award granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee may specify in the applicable Stock Incentive Agreement or Stock Incentive Program; provided, however, that subsequent to the grant of an Other Stock-Based Award, subject to the limitation in Section 3.1(b), the Committee, at any time before complete termination of such Other Stock-Based Award, may accelerate the time or times at which such Other Stock-Based Award may be paid in whole or in part.

(c)    Treatment of Dividends. Any dividends payable on Other Stock-Based Awards issued and outstanding shall not be paid to the recipient Participant, if at all, any earlier than the date the underlying shares of Stock become earned and/or vested.

(d)    Deferral of Other Stock-Based Awards. The Committee may, but need not, permit a Participant to defer receipt of the settlement proceeds in satisfaction of earned Other-Stock-Based Awards that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code, provided that any such deferral shall be administered in good faith compliance with Section 409A of the Code and the guidance thereunder, including the following rules:

(1)    A Participant may elect to defer settlement of such an Other Stock-Based Award by making a valid, irrevocable election prior to: (i) six months before the end of the applicable performance period if it qualifies as “performance based compensation” (within the meaning of Code Section 409A), provided that such election is made before the amount of the compensation is readily ascertainable, or (ii) in any other case, thirty (30) days following the date of its grant, provided that the election is made at least twelve (12) months in advance of the earliest date on which the Other Stock-Based Award may otherwise vest (disregarding for this purpose any accelerated vesting that may occur as a result of death, a “disability” (within the meaning of Section 409A of the Code), or a “change in the ownership or effective control or in the ownership of a substantial portion of the assets of the corporation” (within the meaning of Section 409A of the Code));

(2)    A Participant may elect to have such Other Stock-Based Award settled at such time(s) or upon such event(s) as the Committee may allow provided such time((s) and event(s) are permitted pursuant to Section 409A of the Code;

(3)    Notwithstanding the foregoing, with respect to a Participant who, as of the date of the Participant’s Separation from Service, is a “specified employee” within the meaning of Section 409A of the Code and the Treasury regulations and other guidance thereunder, any settlement of a deferred Other-Stock-Based Award on account of the Participant’s Separation from Service may not be made earlier than six (6) months following such Participant’s Separation from Service, except that in the event of any Participant’s earlier death, such deferred Other Stock-Based Award shall be paid within thirty (30) days after the Company receives notice of the Participant’s death; an

(4)    The Committee is authorized to take such action as it deems necessary and reasonable to avoid the application of the additional tax described in Section 409A(a)(1)(B) of the Code to any Other Stock-Based Award deferred hereunder.

(5)    Other Stock-Based Awards deferred pursuant to this Section 3.4(d) shall continue to be credited in the number of shares of Stock subject to the Other Stock-Based Award that are being deferred and shall be settled in the same form as provided for in the applicable Stock Incentive Agreement.

3.5    Treatment of Awards Upon Termination of Service. Except as otherwise provided by Plan Section 3.2(e), any award under this Plan to a Participant who has experienced a Termination of Employment, Separation from Service, or termination of some other service relationship with the Company and its Affiliates may be cancelled, accelerated, paid or continued, as provided in the applicable Stock Incentive Agreement or Stock Incentive Program, or, in the absence of such provision, as the Committee may determine; provided, however, that the Committee shall not exercise its discretion to accelerate the vesting of any Stock Incentive within the first twelve (12) months of a vesting period other than in accordance with Section 3.1(b) The portion of any award exercisable in the event of continuation or the amount of any payment due under a continued award may be adjusted by the Committee to reflect all or a portion of the Participant’s period of service or such other factors as the Committee determines are relevant to its decision to continue the award.

SECTION 4- RESTRICTIONS ON STOCK

4.1    Escrow of Shares. Any certificates representing the shares of Stock issued under the Plan will be issued in the Participant’s name, but, if the applicable Stock Incentive Agreement or Stock Incentive Program so provides, the shares of Stock will be held by a custodian designated by the Committee (the “Custodian”). Each applicable Stock Incentive Agreement or Stock Incentive Program providing for transfer of shares of Stock to the Custodian may require a Participant to complete an irrevocable stock power appointing the Custodian or the Custodian’s designee as the attorney-in-fact for the Participant for the term specified in the applicable Stock Incentive Agreement or Stock Incentive Program, with full power and authority in the Participant’s name, place and stead to transfer, assign and convey to the Company any shares of Stock held by the Custodian for such Participant, if the Participant forfeits the shares under the terms of the applicable Stock Incentive Agreement or Stock Incentive Program.  During the period that the Custodian holds the shares subject to this Section, the Participant is entitled to all rights, except as provided in the applicable Stock Incentive Agreement or Stock Incentive Program, applicable to shares of Stock not so held. Any dividends declared on shares of Stock held by the Custodian must as provided in the applicable Stock Incentive Agreement or Stock Incentive Program, be paid directly to the Participant or, in the alternative, be retained by the Custodian or by the Company until the expiration of the term specified in the applicable Stock Incentive Agreement or Stock Incentive Program and shall then be delivered, together with any proceeds, with the shares of Stock to the Participant or to the Company, as applicable.

4.2    Restrictions on Transfer. The Participant does not have the right to make or permit to exist any disposition of the shares of Stock issued pursuant to the Plan except as provided in the Plan or the applicable Stock Incentive Agreement or Stock Incentive Program. Any disposition of the shares of Stock issued under the Plan by the Participant not made in accordance with the Plan or the applicable Stock Incentive Agreement or Stock Incentive Program will be void. The Company will not recognize, or have the duty to recognize, any disposition not made in accordance with the Plan and the applicable Stock Incentive Agreement or Stock Incentive Program, and the shares so transferred will continue to be bound by the Plan and the applicable Stock Incentive Agreement or Stock Incentive Program.

SECTION 5- GENERAL PROVISIONS

5.1    Withholding. The Company must deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state or local government. Whenever the Company proposes or is required to issue or transfer shares of Stock under the Plan or upon the vesting of any Stock Incentive, the Company has the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares or the vesting of such Stock Incentive pursuant to such procedures as the Committee may establish. A Participant may satisfy the withholding tax in cash, cash equivalents, or, if and to the extent the applicable Stock Incentive Agreement, Stock Incentive Program, or Committee procedure so provides, a Participant may elect to have the number of shares of Stock he is to receive reduced by, or tender back to the Company, the smallest number of whole shares of Stock which, when multiplied by the Fair Market Value of the shares of Stock, is sufficient to satisfy federal, state and local, if any, tax withholding obligation arising from exercise or payment of a Stock Incentive.

5.2    Changes in Capitalization; Merger; Liquidation.

(a)    The number and kind of shares of Stock reserved for the grant of Options, Stock Appreciation Rights and Other Stock-Based Awards; the number and kind of shares of Stock reserved for issuance upon the exercise, settlement, vesting, grant, or payment as applicable, of each outstanding Option, Stock Appreciation Right, and Other Stock-Based Award; the Exercise Price of each outstanding Option; the specified number and kind of shares of Stock to which each outstanding Stock Appreciation Right and Other Stock-Based Award pertains; the total number of shares of Stock that may be subject to Stock Incentives granted by one or more officers of the Company and/or the Chairperson of the Committee; the maximum number of shares as to which Options, Stock Appreciation Rights, and other Stock Incentives may be granted to an employee during any calendar year; and the threshold price of each Stock Appreciation Right, shall be proportionately adjusted for any nonreciprocal transaction between the Company and the holders of capital stock of the Company that causes the per share value of the shares of Stock underlying a Stock Incentive to change, such as a stock dividend, stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend (each, an “Equity Restructuring”).

(b)    Notwithstanding any other provision of the Plan to the contrary, in the event of a merger, consolidation, reorganization, extraordinary dividend, sale of substantially all of the Company’s assets, other change in capital structure of the Company, tender offer for shares of Stock, or a Change in Control, that in each case does not constitute an Equity Restructuring, the Committee may make such adjustments with respect to Stock Incentives and take such other action as it deems necessary or appropriate, including, without limitation, the substitution of new stock incentives by the Company or by a third party, the settlement of any Stock Incentive in cash or cash equivalents, the acceleration of Stock Incentives, the removal of restrictions on outstanding Stock Incentives, other adjustments to outstanding Stock Incentives or the termination of outstanding Stock Incentives in exchange for the cash value, if any, determined in good faith by the Committee of the vested and/or unvested portion of the Stock Incentives, all as may be provided in the applicable Stock Incentive Agreement or Stock Incentive Program or, if not expressly addressed therein, as the Committee subsequently may determine in its sole discretion. The Committee may also use the Plan to assume stock incentives not originally granted under the Plan. Any adjustment pursuant to this Section 5.2 may provide, in the Committee’s discretion, for the elimination without payment therefor of any fractional shares that might otherwise become subject to any Stock Incentive, but except as set forth in this Section may not otherwise diminish the then value of the Stock Incentive.

(c)    Notwithstanding any other provision of this Plan to the contrary, in taking any action pursuant to Subsection (a) or (b) with respect to a Nonqualified Stock Option or a Stock Appreciation Right, the Committee shall consider any provisions of Code Section 409A and the regulations thereunder that are required to be followed as a condition of the Nonqualified Stock Option and the Stock Appreciation Right not being treated as the grant of a new Option or Stock Appreciation Right or a change in the form of payment. Any adjustment described in the preceding sentence may include a substitution in whole or in part of other equity securities of the issuer in lieu of the shares of Stock that are subject to the Stock Incentive.

(d)    The existence of the Plan and the Stock Incentives granted pursuant to the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

5.3    Compliance with Code.

(a)    Code Section 162(m).    All Stock Incentives subject to Performance Goals and intended to qualify as performance-based compensation under Section 162(m) of the Code shall be construed in such manner as to effectuate that intent.

(b)    Code Section 422.    All Incentive Stock Options to be granted hereunder are intended to comply with Code Section 422, and all provisions of the Plan and all Incentive Stock Options granted hereunder shall be construed in such manner as to effectuate that intent.

(c)    Code Section 409A.    Except to the extent provided otherwise by the Committee, Stock Incentives under the Plan are intended to satisfy the requirements of Section 409A of the Code (and the Treasury Department guidance and regulations issued thereunder) so as to avoid the imposition of any additional taxes or penalties under Code Section 409A. If the Committee determines that a Stock Incentive, Stock Incentive Agreement, Stock Incentive Program, payment, distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Participant to become subject to any additional taxes or other penalties under Code Section 409A, then unless the Committee provides otherwise, such Stock Incentive, Stock Incentive Agreement, Stock Incentive Program, payment, distribution, deferral election, transaction or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of the Plan, Stock Incentive Agreement, and / or Stock Incentive Program will be deemed modified, or, if necessary, suspended in order to comply with the requirements of Code Section 409A to the extent determined appropriate by the Committee, in each case without the consent of or notice to the Participant.

5.4    Right to Terminate Employment or Service Relationship. Nothing in the Plan or in any Stock Incentive Agreement confers upon any Participant the right to continue as an officer, employee, director or service provider of the Company or any of its Affiliates or affect the right of the Company or any of its Affiliates to terminate the Participant’s employment or service relationship at any time.

5.5    Non-alienation of Benefits. Other than as specifically provided with regard to the death of a Participant, no benefit under the Plan may be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void. No such benefit may, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

5.6    Restrictions on Delivery and Sale of Shares; Legends. Each Stock Incentive is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the shares covered by such Stock Incentive upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such Stock Incentive or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to such Stock Incentive may be withheld unless and until such listing, registration or qualification shall have been effected. If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities laws with respect to the shares of Stock purchasable or otherwise deliverable under Stock Incentives then outstanding, the Committee may require, as a condition of exercise of any Option or as a condition to any other delivery of Stock pursuant to a Stock Incentive, that the Participant or other recipient of a Stock Incentive represent, in writing, that the shares received pursuant to the Stock Incentive are being acquired for investment and not with a view to distribution and agree that the shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities laws. The Company may include on certificates representing shares delivered pursuant to a Stock Incentive such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

5.7    Listing and Legal Compliance. The Committee may suspend the exercise or payment of any Stock Incentive so long as it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee.

5.8    Termination and Amendment of the Plan. The Board of Directors at any time may amend or terminate the Plan without stockholder approval; provided, however, that the Board of Directors may condition any amendment on the approval of stockholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws. No such termination or amendment without the consent of the holder of a Stock Incentive may adversely affect the rights of the Participant under such Stock Incentive, unless required to comply with any provision of the Code, applicable securities laws, or the rules of any exchange upon which the Company’s Stock is listed. Any termination of the Plan involving the accelerated settlement of Stock Incentives subject to the provisions of Section 409A of the Code shall be effected in accordance with the requirements of Section 409A of the Code, including Treasury Regulation Section 1.409A-3(j)(4)(ix) or any successor guidance.

5.9    Stockholder Approval. The Plan must be submitted to the stockholders of the Company for their approval within twelve (12) months before or after the adoption of the Plan by the Board of Directors of the Company. If such approval is not obtained, any Stock Incentive granted hereunder will be void.

5.10    Choice of Law. The laws of the State of Delaware govern the Plan, to the extent not preempted by federal law, without reference to the principles of conflict of laws.

IN WITNESS WHEREOF, the Company has executed this Plan on this 8th day of February, 2018.

TYSON FOODS, INC.

By: /s/ Mary Oleksiuk

Title: Executive Vice President and Chief Human Resource Officer
C137668.0257030
10387260.4

Exhibit 10.3

Appendix A

Rules, Procedures, and Sub-Plans for Service Providers Outside of the United States

United Kingdom

For purposes of delivering Stock Incentives to persons located in the United Kingdom, only an employee who is on the payroll and performs duties as a bona fide employee of a United Kingdom-registered Affiliate shall be eligible to be a Participant hereunder.